U.S. ENERGY CORP.

877 North 8th West
Riverton, WY 82501 USA

Ph: (307) 856-9271
Fx: (307) 857-3050
www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. REPORTS FOURTH QUARTER AND YEAR END 2014 HIGHLIGHTS AND SELECTED FINANCIAL RESULTS

PROVIDES AN OPERATIONAL UPDATE

RIVERTON, Wyoming – March 12, 2015 – U.S. Energy Corp. (NASDAQ Capital Market: "USEG") ("we", "us" or the "Company"), today reported its fourth quarter and year end 2014 highlights and selected financial results for the year ended December 31, 2014 and provided an operational update.

Selected highlights for the three and twelve months ended December 31, 2014

Three months ended December 31, 2014

•	During the three months ended December 31, 2014, the Company produced 101,265 barrels of oil equivalent ("BOE"), or 1,101 BOE per day ("BOE/D"), from 136 gross (20.02 net) wells.
•
We recorded a net loss of $2.3 million or $0.08 per share basic and diluted for the quarter ended December 31, 2014 as compared to a net loss after taxes of $1.2 million, or $0.04 per share basic and diluted, during the same period of 2013.

•
Adjusted Net Income (Loss), a non-GAAP measure that excludes non-recurring items and mark-to-market gains and losses on derivative instruments, was an Adjusted Net (Loss) of $2.3 million during the three months ended December 31, 2014, or $0.08 per basic and diluted share.  Adjusted Net Income was $593,000 for the fourth quarter of 2013, or $0.02 per basic and diluted share.  Please refer to the reconciliation in this release for additional information about this measure.

•
Oil and gas operations generated an operating loss of $1.2 million during the quarter ended December 31, 2014 as compared to operating income of $3.3 million during the quarter ended December 31, 2013.

•	At December 31, 2014, we had $4.0 million in cash and cash equivalents and our working capital deficit (current assets minus current liabilities) was $466,000.
•
The Company recognized $5.1 million in revenues during the three months ended December 31, 2014 as compared to $9.3 million during the same period of the prior year.  The $4.2 million decrease in revenue is primarily due to lower realized oil prices and lower oil sales volumes in the three months ended December 31, 2014 when compared to the same period in 2013.

Press Release
March 12, 2015

•
Earnings before interest, income taxes, depreciation, depletion and amortization, accretion of discount on asset retirement obligations, non-cash impairments, unrealized derivative gains and losses and non-cash compensation expense ("Modified EBITDAX"), was $1.2 million for the three months ended December 31, 2014, compared to a Modified EBITDAX of $4.6 million for the three months ended December 31, 2013. Modified EBITDAX is a non-GAAP financial measure.  Please refer to the reconciliation in this release for additional information about this measure.

Highlights and Results for the 12 Months Ended December 31, 2014

•
During the twelve months ended December 31, 2014 the Company produced 465,342 BOE or 1,275 BOE/D from 136 gross (20.02 net) producing wells.  In South Texas, production increased 148% when compared to the prior year, from 76,773 BOE to 190,760 BOE as a result of our Buda limestone drilling program.  We do not anticipate this growth to continue due to lower oil prices and a decreased pace of drilling in the region.

•
During the year ended December 31, 2014, we recorded a net loss after taxes of $2.1 million or $0.08 per share basic and diluted, as compared to a net loss after taxes of $7.4 million, or $0.27 per share basic and diluted, during 2013.

•
Adjusted Net Income (Loss), a non-GAAP measure that excludes non-recurring items and mark-to-market gains and losses on derivative instruments, was a loss of $1.8 million during the twelve months ended December 31, 2014, or $0.06 per basic and diluted share.  Adjusted Net Income was $279,000 for 2013, or $0.01 per basic and diluted share.  Please refer to the reconciliation in this release for additional information about this measure.

•
We recognized $32.4 million in revenue during 2014, compared to revenues of $33.6 million during the prior year.  The $1.2 million decrease in revenue is primarily due to lower oil sales volumes and lower average oil prices in 2014 as compared to 2013.

•
During the year ended December 31, 2014, we received an average of $2.7 million per month from our producing wells with an average operating cost of $657,000 per month (including workover costs) and production taxes of $230,000, for average net cash flows of $1.8 million per month from oil and gas production before non-cash depletion expense.

•
Modified EBITDAX was $14.1 million for 2014, which is equal to the Modified EBITDAX of $16.2 million for 2013.  Modified EBITDAX is a non-GAAP financial measure.  Please refer to the reconciliation in this release for additional information about this measure.

2014 Oil and Gas Reserves

•	At year-end 2014, the Company had estimated proved reserves of 4,654,944 BOE (89% oil and 11% natural gas) as compared to 3,855,033 BOE at December 31, 2013, a 20.7% increase year over year.
•	At December 31, 2014, 43% of our estimated proved reserves were producing, 1% were proved developed non-producing and 56% were proved undeveloped.

Press Release
March 12, 2015

•
The estimated proved reserves at December 31, 2014 have a standardized measure value of $81.9 million and a PV10 of $85.2 million.  PV10 is a non-GAAP financial measure.  Please refer to the reconciliation in this release for additional information about this measure.*

Senior Credit Facility

•
Our Credit Agreement with Wells Fargo Bank, N.A., provides a $100.0 million senior secured credit facility, with a current borrowing base of $24.5 million and a maturity date of July 30, 2017.  At December 31, 2014 we had $6.0 million drawn on the facility and available borrowing capacity of $18.5 million.

Appointment of President and Chief Operating Officer

On December 15, 2014 the Company announced the appointment of Mr. David Veltri as President and Chief Operating Officer of the Company, effective January 1, 2015.  Prior to joining the Company, Mr. Veltri was the Chief Operating Officer of Denver, Colorado based Emerald Oil, Inc.  While at Emerald, Mr. Veltri managed all aspects of oil and gas operations and supporting activities, including oversight of a three rig drilling program and field operations from well spud to sales, evaluation of acquisition targets including both producing properties and undeveloped leases, and was integral in converting Emerald from a non-operated position into an operator in North Dakota during his tenure.  Mr. Veltri brings with him over 33 years of oil and gas industry experience.

Operational Update

The Company's oil and gas development activities are currently focused in South Texas and in the Williston Basin of North Dakota.  Our focus through these development activities is to increase production, reserves, revenues and cash flow from operations while prudently managing out level of risk and debt.

2015 Capital Budget

We have established an oil and gas capital expenditures budget of $8.2 million for 2015, all of which has been allocated to the anticipated drilling of four gross wells located in South Texas.

Actual capital expenditures are contingent upon timing, well costs and success.  If our drilling initiatives in any program are not initially successful, or do not progress as projected, funds allocated for those drilling programs may be allocated to other drilling and/or acquisitions in due course.  The projected number of gross and net wells could vary in each of these cases.

Press Release
March 12, 2015

South Texas - Buda Limestone – Eagle Ford and Austin Chalk formations

The Company currently participates with four operating partners in its proportionate share of approximately 31,554 gross (7,724 net) leasehold acres in Zavala and Dimmit Counties, Texas.  The acreage currently has production from the Buda Limestone, Eagle Ford and Austin Chalk formations.  At December 31, 2014 the Company was participating in 34 gross (9.19 net) producing wells and one gross (0.33 net) wells in progress in South Texas.

Buda Limestone formation wells status table:

Well Name	Operator	Spud Date	Working Interest	Net Revenue Interest	Status
Beeler Unit H 26H	Contango	9/12/2014	30.00%	23.14%	Producing
South McKnight 1317HB	U.S. Enercorp.	9/28/2014	33.30%	25.00%	Producing
Richard #1	CML	3/16/2015	12.90%	9.87%	To Spud
			25.40%	19.34%

During the fourth quarter of 2014 the operator drilled the Beeler Unit 24H well as a vertical pilot well to evaluate the Eagle Ford and other formations in Zavala and Dimmit Counties.  As a result of this activity, the operator has stated that it currently plans to drill an Eagle Ford test well in the second half of 2015.

Williston Basin, North Dakota

The Company participates with ten operating partners in its proportionate share of approximately 84,810 gross (3,511 net) acres in Williams, McKenzie and Mountrail Counties, North Dakota which currently have production from the Bakken and Three Forks formations.  At December 31, 2014 the Company was participating in 99 gross (10.27 net) producing wells and six gross (0.02 net) wells in progress.

Williston Basin Wells in Progress:

Well Name	Operator	Formation	Spud Date	Working Interest	Net Revenue Interest	Status
Slugger 5-16-21H	Emerald Oil Inc.	Bakken	3/9/2014	0.37%	0.28%	Producing
Talon 5-9-4H	Emerald Oil Inc.	Bakken	4/23/2014	0.34%	0.27%	Producing
Talon 6-9-4H	Emerald Oil Inc.	Three Forks	7/21/2014	0.34%	0.27%	Producing
Slugger 6-16-21H	Emerald Oil Inc.	Bakken	8/17/2014	0.37%	0.28%	Producing
Talon 7-9-4H	Emerald Oil Inc.	Bakken	9/13/2014	0.34%	0.27%	Producing
Slugger 7-16-21H	Emerald Oil Inc.	Bakken	10/10/2014	0.37%	0.28%	Producing
Excalibur 6-25-36H	Emerald Oil Inc.	Bakken	10/26/2014	0.82%	0.63%	Completing
Excalibur 7-25-36H	Emerald Oil Inc.	Bakken	11/8/2014	0.82%	0.63%	Drilled - Comp. Pending
Satter 21X-01B	XTO	Bakken	10/22/2014	0.13%	0.10%	Drilled - Comp. Pending
Satter 21X-01F	XTO	Three Forks	10/26/2014	0.13%	0.10%	Drilled - Comp. Pending
Satter 21X-01C	XTO	Three Forks	10/27/2014	0.13%	0.10%	Drilled - Comp. Pending
			Average:	0.38%	0.29%

Press Release
March 12, 2015

CEO Statement

"Although we had a strong year of development activity in both South Texas and in our Williston Basin of North Dakota drilling programs during 2014, we began to realize decreased drilling activity in both regions during the fourth quarter of 2014 and this has continued to date.  This decreased activity is a direct result of the steep downturn in commodity prices during this timeframe and has led us to significantly reduce our 2015 Capex budget as we continue to monitor the commodity pricing metrics," said Keith Larsen, CEO of U.S. Energy Corp.  "Through this cycle we will prudently manage the balance sheet and intend to fund our reduced drilling and testing commitments on a well-by-well basis to ensure prudent investment of our development capital while focusing on some key testing in our South Texas region which may lead to an increased inventory of drilling in multiple targeted formations in that region," he added.

In addition, Mr. Larsen stated, "To date, we have explored for and produced oil and gas through a non-operated business model.  However, with the recent appointment of David Veltri to the position of President and Chief Operating Officer we are actively looking to transition into an operator.  David has proven his ability to successfully orchestrate such a transition by doing so with his last two previous employers, Baytex Energy and Emerald Oil and Gas.  With operatorship come the ability to control drilling and production timing, capital costs and future planning of operations.  We plan to achieve this through the acquisition of new assets and/or by consolidating ownership in and around the areas in which we currently participate.  We believe that the current commodity price environment will provide the market opportunities needed in order for us to transition into this position during the course of 2015."

President Statement

"I believe that there is significant upside potential in the Company's portfolio of assets through the consolidation of acreage, the testing of multiple formations in South Texas and through our stated goal of transforming the Company into operations in order to better control our destiny during more robust times," stated David Veltri, President of U.S. Energy Corp.  "In addition, we are committed to finding accretive acquisitions and believe that we will see favorable market opportunities in the near term as the redetermination cycle takes place over the course of the next couple of months along with continued suppressed pricing.  We are currently screening multiple opportunities which I believe have the potential to significantly enhance the Company's already impressive oil and gas asset base," he added.

Press Release
March 12, 2015

Financial Highlights

The following table sets forth selected financial information for the three months and years ended December 31, 2014 and 2013.  The annual information is derived from the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.  All of this information should be read in conjunction with the Form 10-K and the financial statements contained therein, including the notes to the financial statements.

U.S. ENERGY CORP.
SELECTED FINANCIAL DATA
(Amounts in thousands, except per share amounts)

	December 31,	December 31,
	2014	2013
Balance Sheets:
Cash and cash equivalents	$4,010	$5,855
Current assets	$7,500	$13,161
Current liabilities	$7,966	$7,191
Working capital	$(466)	$5,970
Total assets	$123,523	$126,801
Long-term obligations	$8,162	$10,553
Shareholders' equity	$107,395	$109,057

Shares Outstanding	28,047,661	27,735,878

	For the three months ended December 31,		For the years ended December 31,
	2014	2013	2014	2013
Statements of Operations:
Operating revenues	$5,067	$9,271	$32,379	$33,647
Income (loss) from operations	$(3,203)	$726	$(2,488)	$(4,846)
Other income & expenses	$869	$(1,943)	$397	$(2,840)
Discontinued operations, net of taxes	$--	$(3)	$--	$307
Net (loss)	$(2,334)	$(1,220)	$(2,091)	$(7,379)
Net (loss) per share:
Basic and diluted	$(0.08)	$(0.04)	$(0.08)	$(0.27)
Weighted average shares outstanding
Basic	27,905,940	27,475,813	27,832,859	27,678,698
Diluted	27,905,940	27,475,813	27,832,859	27,678,698

Press Release
March 12, 2015

Non-GAAP Financial Measures
Modified EBITDAX
In addition to reporting net income (loss) as defined under GAAP, in this release we also present net earnings before interest, income taxes, depreciation, depletion, and amortization, accretion of discount on asset retirement obligations, non-cash impairments, unrealized derivative gains and losses and non-cash compensation expense ("Modified EBITDAX"), which is a non-GAAP performance measure.  Modified EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally one-time or whose timing and/or amount cannot be reasonably estimated.  Modified EBITDAX is a non-GAAP measure that is presented because the Company believes that it provides useful additional information to investors as a performance measure.  We believe that Modified EBITDAX is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the energy industry.  Our management uses Modified EBITDAX to manage our business, including preparation of our annual operating budget and financial projections.  Modified EBITDAX does not represent, and should not be considered an alternative to, GAAP measurements such as net income (loss) (its most directly comparable GAAP measure) or as a measure of liquidity, and our calculations thereof may not be comparable to similarly titled measures reported by other companies.  Our management does not view Modified EBITDAX in isolation and also uses other measurements, such as net income (loss) and revenues to measure operating performance.  The following table provides a reconciliation of net income (loss) to Modified EBITDAX for the periods presented:

	For the three months ended December 31,		For the years ended December 31,
	2014	2013	2014	2013
Net (loss)	$(2,334)	$(1,220)	$(2,091)	$(7,379)
Impairment of oil and natural gas properties	--	--	--	5,828
Impairment of unconsolidated investment	--	2,160	--	2,160
Accretion of asset retirement obligation	11	10	40	38
Non-cash compensation expense	99	116	1,112	516
Unrealized (gain) loss on commodity derivatives	103	(319)	(266)	737
Interest expense	71	89	385	429
Depreciation, depletion and amortization	3,254	3,812	14,956	13,898
Modified EBITDAX (Non-GAAP)	$1,203	$4,648	$14,136	$16,227

Press Release
March 12, 2015

Adjusted Net Income (Loss)
Adjusted Net Income (Loss) is another supplemental non-GAAP financial measure that is used by management and external users of the Company's condensed consolidated financial statements.  The Company defines Adjusted Net Income (Loss) as net income after adjusting for the impact of certain non-recurring items, changes in the fair value of derivative instruments, impairments of oil and gas properties.

The following table provides a reconciliation of net (loss) (GAAP) to Adjusted Net Income (Loss) (non-GAAP):

	For the three months ended December 31,		For the years ended December 31,
	2014	2013	2014	2013
Net (loss)	$(2,334)	$(1,220)	$(2,091)	$(7,379)
Impairment of oil and natural gas properties	--	--	--	5,828
Impairment of unconsolidated investment	--	2,160	--	2,160
Gain on sale of assets	(84)	(31)	(112)	(760)
Discontinued operations	--	3	--	(307)
Change in fair value of derivative instruments	103	(319)	(266)	737
Non-recurring retirement expense	--	--	707	--
Adjusted net income (loss)	$(2,315)	$593	$(1,762)	$279

Adjusted earnings (loss) per share:
Basic and diluted	$(0.08)	$0.02	$(0.06)	$0.01
Weighted average shares outstanding
Basic and diluted	27,905,940	27,475,813	27,832,859	27,678,698

PV-10 Reconciliation

PV10 is widely used in the oil and gas industry and is considered by institutional investors and professional analysts when comparing companies.  However, PV10 data is not an alternative to the standardized measure of discounted future net cash flows, which is calculated under GAAP and includes the effects of income taxes.  The difference between the Company's PV10 of $85.2 million and its standardized measure value of $81.9 million as of December 31, 2014 is the effect of estimated income taxes.

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Press Release
March 12, 2015

About: U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

To view the Company's Financial Statements and Management's Discussion and Analysis, please see the Company's 10-K for the twelve months ended December 31, 2014 which is available at www.sec.gov and www.usnrg.com.

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words "will," "anticipates," "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, U.S. Energy's expected future capital expenditures and projects (including projects to be pursued with its industry partners), its drilling and fracing of wells with industry partners and potential additional drilling opportunities, the results of planned drilling activities in South Texas, and the oil and natural gas targets or goals for the wells, the acquisition of operatorship of existing or acquired properties and potential future transactions and the benefits to the Company of such transactions..  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, dry holes and other unsuccessful development activities, higher than expected expenses or decline rates from production wells, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2014) all of which are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
 Reggie@usnrg.com